EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HUGHES ELECTRONICS CORPORATION

          Hughes Electronics Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

          1.     The name of the Corporation is Hughes Electronics Corporation.  Hughes Electronics Corporation was originally incorporated under the name Microwave Associates Gaithersburg, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 17, 1977.
          2.     Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation in its entirety.  This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and approved by its sole stockholder.
          3.     The text of the Amended and Restated Certificate of Incorporation as heretofore amended and supplemented is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is Hughes Electronics Corporation.

ARTICLE II

REGISTERED AGENT

          The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

          Section 1.   The Corporation is authorized to issue 11,000,000 shares of capital stock, of which (a) 1,000,000 shares shall be Common Stock, $0.01 par value per share (“Common Stock”), (b) 9,000,000 shares shall be Preferred Stock, $0.10 par value per share (“Preferred Stock”), and (c) 1,000,000 shares shall be Class B Common Stock, $0.01 par value per share (“Class B Common Stock”).

          Section 2.   Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                      Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation.  The Board of Directors is hereby authorized to provide by resolution from time to time and, by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, privileges, preferences and rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware.

                      Subject to the provisions of applicable law or of the By-laws of the Corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the holders of outstanding shares of Common Stock, the holders of outstanding shares of Class B Common Stock and the holders of outstanding shares of Series B Preferred Stock, voting as a single class, shall possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation, each holder of record of shares of Class B Common Stock being entitled to one vote for each share of Class B Common Stock standing in his name on the books of the Corporation and each holder of record of shares of Series B Preferred Stock being entitled to the number of votes determined pursuant to subparagraph (e) of Section 9 below for each share of Series B Preferred Stock standing in his name on the books of the Corporation.

                      No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to a resolution of the Board of Directors to such persons, firms, corporation or associations, whether such holders or others and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

          Section 3.   Series A Preferred Stock.  The Board hereby authorizes the issuance of a series of 2,669,633 shares of Preferred Stock, par value $0.10 per share, stated value $561.875 per share, designated as “Series A Preferred Stock” as follows:

                      (a)   Designation and Amount.  The shares of such series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such Series A Preferred Stock shall be 2,669,633.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

                      (b)   Ranking.  The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, on a parity with (i) the Series B Preferred Stock and (ii) any series of the Corporation’s Preferred Stock hereafter issued, except to the extent that it shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock that the Series A Preferred Stock shall rank senior to or junior to such series of Preferred Stock.

                      (c)   Dividends.

                                   (1)    Holders of outstanding Series A Preferred Stock will be entitled to receive, subject to the rights of holders of any series of Preferred Stock of the Corporation ranking senior to the Series A Preferred Stock in respect of dividends and distributions, when and as declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends at the per share annual rate of 6.25% of the per share stated value (equivalent to $35.1172 per annum per share of Series A Preferred Stock) ("Preferential Dividends"), payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the day that is two (2) Business Days prior to the first day that is not a legal holiday of each succeeding May, August, November and February, respectively (each such date being hereinafter referred to as a "Preferential Dividend Payment Date"). The first dividend will be paid on July 29, 1999 with respect to the period commencing on June 24, 1999 and ending on June 30, 1999. The full amount of dividends payable on each share of Series A Preferred Stock for each full quarterly period thereafter shall be computed by dividing the annual dividend rate by four. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, as shall be fixed by the Board of Directors (each, a “Dividend Record Date”). Dividends on the Series A Preferred Stock shall accrue on a daily basis commencing on the date of issuance of the Series A Preferred Stock and accrued dividends for each quarterly dividend period shall accumulate, to the extent not paid, on the Preferential Dividend Payment Date first following the quarter for which they accrue. Preferential Dividends shall accrue whether or not the Corporation shall have earnings, whether or not there shall be funds legally available for the payment of such dividends and whether or not such dividends are declared. Accumulated dividends shall not bear interest. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Series A Preferred Stock for any period longer or shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

                                   (2)    So long as any Series A Preferred Stock shall remain outstanding, no dividend (other than a dividend payable in shares of common stock of any class of the Corporation) shall be declared, nor shall the Corporation make any other distribution or payment or set aside anything of value for distribution or payment on, or redeem, repurchase or otherwise acquire any shares of, the common stock of any class of the Corporation or any other class of stock or series thereof ranking junior to the Series A Preferred Stock in the payment of dividends (other than a redemption or purchase of shares of any class of common stock of the Corporation made for purposes of an employee incentive or benefit plan of the Corporation or any of its subsidiaries) unless the full Preferential Dividends, if any, accumulated on all outstanding shares of the Series A Preferred Stock through all past Preferential Dividend Payment Dates shall have been paid. No dividend shall be declared on any share or shares of any class of stock of the Corporation or series thereof ranking on a parity with the Series A Preferred Stock in respect of payment of dividends for any prior dividend payment period of said parity stock unless there shall have been declared on all shares then outstanding of the Series A Preferred Stock, for all dividend payment periods of the Series A Preferred Stock terminating with or before such prior dividend payment period of said parity stock, like proportionate dividends determined ratably in proportion to the respective Preferential Dividends accumulated to date on all outstanding Series A Preferred Stock and the preferential dividends accumulated on all outstanding shares of said parity stock.

          Section 4.   Liquidation Rights.

                      (a)   In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), after payment or provision for payment has been made of the debts and other liabilities of the Corporation and payment or provision for payment has been made for all amounts required to be paid in respect of all outstanding shares of Preferred Stock or other class of stock of the Corporation or series thereof ranking senior to the Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, for each share $561.875 plus an amount equal to all Preferential Dividends (whether or not declared) accrued and unpaid thereon (including dividends accumulated and unpaid) prior to the date fixed for distribution, and no more. After such amount is paid in full, no further distributions or payments shall be made in respect of Series A Preferred Stock, such Series A Preferred Stock shall no longer be deemed to be outstanding or be entitled to any other powers, preferences or rights, including any voting rights available under law, and such Series A Preferred Stock shall be surrendered for cancellation to the Corporation.

                      (b)   The full amount payable to the holders of Series A Preferred Stock shall be paid before any distribution shall be made to the holders of any class of common stock of the Corporation or any other class of stock or series thereof ranking junior to the Series A Preferred Stock with respect to the distribution of assets upon a Liquidation. No payment on account of any Liquidation shall be made to the holders of any class or series of stock ranking on a parity with the Series A Preferred Stock, including the Series B Preferred Stock, in respect of the distribution of assets upon Liquidation unless there shall likewise be paid at the same time to the holders of the Series A Preferred Stock like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding Series A Preferred Stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution.

                      (c)   If the assets distributable to the holders of Series A Preferred Stock on any Liquidation shall be insufficient to permit the payment to such holders of the full amounts to which they are entitled in such circumstances, then such assets or the proceeds thereof shall be distributed among such holders ratably in proportion to the sums which would be payable to such holders if all such sums were paid in full.

                      (d)   Neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a Liquidation for purposes of this Section 4.

                      (e)   Written notice of any Liquidation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to any payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation or any transfer agent for the Series A Preferred Stock.

          Section 5.   Voting Rights.  Except as otherwise provided by law, the holders of Series A Preferred Stock shall not be entitled to vote on any matter on which the holders of any voting securities of the Corporation shall be entitled to vote.

          Section 6.   Redemption.

                      (a)   Conversion of Series H Preference Shares.  If and to the extent all or any portion of the then outstanding shares of Series H 6.25% Automatically Convertible Preference Stock, par value $0.10 per share (the “Series H Preference Shares”), issued by General Motors Corporation, a Delaware corporation (“GM”), are converted pursuant to the terms of the Certificate of Designations of the Series H Preference Shares (the “Certificate of Designations”) into shares of Class H Common Stock, par value $0.10 per share, of GM (“Class H Shares”), or other securities, cash or other property into which the Class H Shares have been converted or exchanged as contemplated by Section 6(iv)(a) of the Certificate of Designations, the Corporation shall automatically, upon and as of the effective time of such conversion of Series H Preference Shares, redeem the same number of shares of Series A Preferred Stock, to the extent that such shares are outstanding and have not been contributed to the Corporation in connection with such conversion of Series H Preference Shares, as shall equal the number of Series H Preference Shares that have been so converted, for cash in the amount of the Redemption Price per share of Series A Preferred Stock hereinafter provided.  The “Redemption Price” for a share of Series A Preferred Stock shall equal the Fair Market Value (as hereinafter defined), on the date of conversion of the Series H Preference Shares giving rise to the redemption of Series A Preferred Stock, of the Class H Shares, or other securities, cash or other property into which each Series H Preference Share has been converted.

                      (b)   Tax Redemption of Series H Preference Shares.  In the event that the Series H Preference Shares are to be redeemed as a result of a Tax Redemption (as defined in the Certificate of Designations), the following provisions shall apply.

                                   (1)    In the event that the Tax Redemption Price (as defined in the Certificate of Designations) is to be paid in cash by GM, then the redemption price for each share of Series A Preferred Stock shall be the amount in cash equal to the redemption price to be paid for each Series H Preference Share.

                                   (2)    In the event that the Tax Redemption Price is to be paid in Hughes Preference Shares (as defined in the Certificate of Designations) by GM, then the redemption price for each share of Series A Preferred Stock shall be such number of Hughes Preference Shares as shall be delivered in respect of such redemption of each Series H Preference Share and the shares of Series A Preferred Stock shall be redeemed automatically upon and as of the date of redemption of the Series H Preference Shares giving rise to the redemption of the Series A Preferred Stock.

                                   (3)    In the event that the Tax Redemption Price is to be paid in shares of Common Stock of the Corporation by GM, then the redemption price for each share of Series A Preferred Stock shall be such number of shares of Common Stock of the Corporation as shall be delivered in respect of such redemption of each Series H Preference Share and the shares of Series A Preferred Stock shall be redeemed automatically upon and as of the date of redemption of the Series H Preference Shares giving rise to the redemption of the Series A Preferred Stock.

                                   (4)    In the event that the Tax Redemption Price is to be paid in Class H Shares by GM, then the redemption price for each share of Series A Preferred Stock shall be cash in an amount equal to the Redemption Price (as defined in Section 6(a) above).

                                   (5)    In the event that the Series H Preference Shares are to be acquired by the Corporation in consideration for the payment of the Tax Redemption Price by the Corporation, then the redemption price for each share of Series A Preferred Stock shall be one Series H Preference Share so acquired by the Corporation in connection with such Tax Redemption.

                                   (6)    In the event that the Tax Redemption Price is to be paid in any consideration other than cash or Hughes Preference Shares, then the redemption price for each share of Series A Preferred Stock shall include, in addition to the payment required by the foregoing provisions of this Section 6, an amount in cash (or, at GM’s option, the equivalent value in Class H Shares or Common Stock of the Corporation) equal to the present value of the remaining Preferential Dividends on the Series A Preferred Stock calculated from the date of such Tax Redemption through June 24, 2002 discounted at an annual rate equal to the interest rate on U.S. Treasury obligations having comparable maturities plus 50 basis points, as provided by Section 8 of the Certificate of Designations.

                      (c)   Special Distributions.  In the event that GM determines to effect either (i) a dividend or distribution to holders of Class H Shares of Equity Units (as defined in the Certificate of Designations) in Spinco (as defined in the Certificate of Designations) or (ii) an exchange of Equity Units in Spinco for Class H Shares on a pro rata basis, in either case as contemplated by Section 6(iii)(d)(II) of the Certificate of Designations, then, except as otherwise provided in this Section 6(c), effective as of the date of the payment or making of such dividend, distribution or exchange, (x) the Corporation shall make a special distribution, in respect of each share of Series A Preferred Stock, of such number of Spinco Preference Shares (as defined in the Certificate of Designations) as in such event are to be distributed by GM in respect of each Series H Preference Share, and (y) the liquidation preference and stated value of each share of Series A Preferred  Stock shall be reduced by the amount by which the liquidation preference and stated value of each Series H Preference Share shall be reduced in respect of such event, all as provided by Section 6(iii)(d)(II) of the Certificate of Designations; provided, however, that (1) if GM elects pursuant to the second paragraph of Section 6(iii)(d)(II) of the Certificate of Designations, in lieu of making a special distribution on the Series H Preference Shares of Spinco Preference Shares, to adjust the Exchange Rate (as defined in the Certificate of Designations) and Optional Conversion Rate (as defined in the Certificate of Designations) of the Series H Preference Shares, then no special distribution in respect of the Series A Preferred Stock and no reduction in the liquidation preference and stated value thereof shall be required and (2) if GM elects pursuant to the third paragraph of Section 6(iii)(d)(II) of the Certificate of Designations to issue Greater Spinco Preference Shares (as defined in the Certificate of Designations), then the Corporation shall, effective as of the date of payment or making of such dividend, distribution or exchange and delivery of Greater Spinco Preference Shares to GM in cancellation of the Series H Preference Shares, redeem all of the Series A Preferred Stock for such Greater Spinco Preference Shares.

                      (d)   Definition of Fair Market Value.  For purposes of this Section 6, unless otherwise agreed by GM and the Corporation, “Fair Market Value” shall mean: (1) with respect to Class H Shares, in the event that the Class H Shares are publicly traded, “Fair Market Value” as defined in Section 13 of the Certificate of Designations or (2) with respect to Class H Shares, in the event that the Class H Shares are not publicly traded, and with respect to any other securities, cash or other property, the fair market value thereof as mutually agreed by the Board of Directors of the Corporation and GM.

                      (e)   Miscellaneous.  Except as provided in this Section 6, the Series A Preferred Stock is not otherwise redeemable.  In the event that less than all of the Series A Preferred Stock are to be redeemed at any time, selection of the shares of Series A Preferred Stock to be so redeemed shall be made on a pro rata basis, by lot or by such method that the Board deems fair and appropriate.

          Section 7.   Outstanding Shares.  Upon any redemption date, the Series A Preferred Stock subject thereto shall cease to be outstanding and shall automatically be canceled effective as of the time specified in this Article, and each holder of a certificate previously evidencing any such Series A Preferred Stock shall cease to have any rights with respect thereto, other than the right to receive the redemption payment provided therefor.  If any Series A Preferred Stock shall cease to be outstanding for any reason, such shares shall be retired and thereupon restored to the status of authorized but unissued shares of Preferred Stock, par value $0.10 per share, of the Corporation undesignated as to series.

          Section 8.   Reversion to Corporation.  Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of the Series A Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the holders of such shares shall look only to the general funds of the Corporation for the payment thereof.  Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

          Section 9.   Series B Preferred Stock.  The Board hereby authorizes the issuance of a series of 4,000,000 shares of Preferred Stock, par value $0.10 per share, stated value $1,000.00 per share, designated as “Series B Preferred Stock” as follows:

                      (a)   Designation and Amount.  The shares of such series shall be designated as “Series B Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such Series B Preferred Stock shall be 4,000,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

                      (b)   Ranking.  The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, on a parity with (i) the Corporation’s Series A Preferred Stock and (ii) any series of the Corporation’s Preferred Stock hereafter issued, except to the extent that it shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock that the Series B Preferred Stock shall rank senior to or junior to such series of Preferred Stock.

                      (c)   Dividends.  Holders of outstanding Series B Preferred Stock shall not be entitled to accrue or receive any dividend or other distribution (except upon Liquidation, as provided below) on the basis of their ownership of Series B Preferred Stock.

                      (d)   Liquidation Rights.

                                   (1)    In the event of any Liquidation, after payment or provision for payment has been made of the debts and other liabilities of the Corporation and payment or provision for payment has been made for all amounts required to be paid in respect of all outstanding shares of Preferred Stock or other class of stock of the Corporation or series thereof ranking senior to the Series B Preferred Stock, the holders of Series B Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, for each share $1,000.00 (the

“Hughes Series B Stated Value”) and no more. After such amount is paid in full, no further distributions or payments shall be made in respect of Series B Preferred Stock, such Series B Preferred Stock shall no longer be deemed to be outstanding or be entitled to any other powers, preferences or rights, including any voting rights available under law, and such Series B Preferred Stock shall be surrendered for cancellation to the Corporation.

                                   (2)    The full amount payable to the holders of Series B Preferred Stock shall be paid before any distribution shall be made to the holders of any class of common stock of the Corporation or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets upon a Liquidation. No payment on account of any Liquidation shall be made to the holders of any class or series of stock ranking on a parity with the Series B Preferred Stock, including the Series A Preferred Stock, in respect of the distribution of assets upon Liquidation unless there shall likewise be paid at the same time to the holders of the Series B Preferred Stock like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding Series B Preferred Stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution.

                                   (3)    If the assets distributable to the holders of Series B Preferred Stock on any Liquidation shall be insufficient to permit the payment to such holders of the full amounts to which they are entitled in such circumstances, then such assets or the proceeds thereof shall be distributed among such holders ratably in proportion to the sums which would be payable to such holders if all such sums were paid in full.

                                   (4)    Neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a Liquidation for purposes of this Section 9(d).

                                   (5)    Written notice of any Liquidation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to any payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation or any transfer agent for the Series B Preferred Stock.

                      (e)   Voting Rights.  Each holder of shares of Series B Preferred Stock shall be entitled to vote on all matters upon which the holders of any voting securities of the Corporation shall be entitled to vote.  Each holder of shares of Series B Preferred Stock shall have that number of votes equal to the number of shares of Class B Common Stock into which the aggregate shares of Series B Preferred Stock held by such holder would be convertible assuming an Optional Conversion (as defined in Section 9(f)(2)) effective as of the record date for the determination of stockholders entitled to vote on such matter, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited (without regard to any restriction on conversion set forth in Section 9(f)(2)).  Except as otherwise required by law, the holders of shares of Series B Preferred Stock, the Common Stock and the Class B Common Stock shall vote together as a single class on all matters.

                      (f)   Conversion.

                                   (1)    Mandatory Conversion Upon Transfer.  In the event that any holder of outstanding shares of Series B Preferred Stock transfers (any such transfer, a “Conversion Transfer”) any such shares to HEC Holdings, Inc., a Delaware corporation (“HEC Holdings”), all such shares of Series B Preferred Stock shall convert automatically, upon and as of the time of such transfer and without further act on any person’s part, into shares of Class B Common Stock.  Immediately upon a Conversion Transfer, the shares of Series B Preferred Stock so converted shall cease to be outstanding.  The number of shares of Class B Common Stock received upon conversion of any share of Series B Preferred Stock pursuant to this Section 9(f)(1) shall be computed by dividing (i) the Hughes Series B Stated Value of such share of Series B Preferred Stock by (ii) the Fair Market Value of a Share of Class B Common Stock, as determined in accordance with Section 9(g)(1).  Any and all stock certificates formerly representing the shares of Series B Preferred Stock so converted shall thereupon and thereafter be deemed to represent the number of shares of Class B Common Stock into which such shares of Series B Preferred Stock have been converted.  The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Class B Common Stock upon surrender of certificates formerly representing shares of Series B Preferred Stock.  The Corporation may not defer the payment of dividends, the voting or the exercise or receipt of any other right or privilege with respect to shares of Class B Common Stock into which shares of Series B Preferred Stock shall have been converted pursuant to this Section 9(f)(1) until, or make such dividend payments, voting or other rights or privileges contingent upon, the surrender of such certificates formerly representing such shares of Series B Preferred Stock.

                                   (2)    Optional Conversion.  On June 24, 2003 and on any Business Day thereafter, the holders of shares of the Series B Preferred Stock shall have the option to convert all, or any part of, their shares of Series B Preferred Stock into shares of Class B Common Stock (any such conversion, an “Optional Conversion”).  An Optional Conversion of Series B Preferred Stock may be effected by delivering certificates representing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office of the Secretary of the Corporation or otherwise in accordance with any optional conversion procedures established by the Corporation.  Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied with respect to such Optional Conversion.  Upon the effectiveness of an Optional Conversion, the shares of Series B Preferred Stock so converted shall cease to be outstanding.  The number of shares of Class B Common Stock received upon conversion of any share of Series B Preferred Stock pursuant to this Section 9(f)(2) shall be computed by dividing (i) the Hughes Series B Stated Value of such share of Series B Preferred Stock to be converted by (ii) the Fair Market Value of a Share of Class B Common Stock, as determined in accordance with Section 9(g)(2).  Promptly after any Optional Conversion, the Corporation shall issue certificates representing shares of Class B Common Stock in such name or names and in such denomination or denominations as the converting holder has specified.

                      (g)   Fair Market Value of Class B Common Stock.

                                   (1)    Mandatory Conversion.  For purposes of Section 9(f)(1), the “Fair Market Value of a Share of Class B Common Stock” shall mean the quotient determined by dividing (A) the fair market value of the Corporation, minus the aggregate Hughes Series B Stated Value of all shares of Series B Preferred Stock outstanding as of the close of business on the trading day immediately prior to the date of the Conversion Transfer, minus the Recapitalization Amount (as defined in the Separation Agreement) (as defined below), by (B) the aggregate number of shares of Common Stock and Class B Common Stock outstanding as of the close of business on the trading day immediately prior to the date of the Conversion Transfer.  For purposes of this Section 9(g)(1), the fair market value of the Corporation shall be deemed to be equal to the product of (x) the Recapitalization Price (as defined in the Separation Agreement) multiplied by (y) the Denominator (as defined below) determined as of the time of the Conversion Transfer, and after giving effect to the adjustment to the Denominator in connection with the Hughes Recapitalization (as defined in the Separation Agreement), and determined as of such point in time rather than as an average with respect to any accounting period.  For purposes of this Section 9(g)(1), (x) the “Separation Agreement” means the Separation Agreement, dated as of October 28, 2001, by and between GM and the Corporation, as such agreement may be amended or amended and restated from time to time, including by adding HEC Holdings as a party thereto, and (y) the “Denominator” means the denominator of the fraction described in Article Fourth, Division I, Section (a)(4) of the amended and restated certificate of incorporation of GM.

                                   (2)    Optional Conversion.  For purposes of Section 9(f)(2), the “Fair Market Value of a Share of Class B Common Stock” shall mean the quotient determined by dividing (A) the fair market value of the Corporation minus the aggregate Hughes Series B Stated Value of all shares of Series B Preferred Stock outstanding, each as of the close of business on the trading day immediately prior to the date of such Optional Conversion, by (B) the aggregate number of shares of Common Stock and Class B Common Stock outstanding as of such time.  For purposes of this Section 9(g)(2), the fair market value of the Corporation shall be deemed to be equal to the product of the (x) the average (rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the Volume Weighted Average Trading Prices (as defined below) of the Class H Shares for each of the five (5) consecutive trading days ending on and including the trading day immediately prior to the date of such Optional Conversion, multiplied by (y) the Denominator determined as of the day ending on the trading day immediately prior to the date of such Optional Conversion, and determined as of such point in time rather than as an average with respect to any accounting period.  For purposes of this Section 9(g)(2), “Volume Weighted Average Trading Price” means, with respect to any trading day (defined as 9:30 a.m. through 4:00 p.m., Eastern Time), the weighted average of the reported per share prices at which transactions in Class H Shares are executed on the New York Stock Exchange during such trading day (weighted based on the number of shares of Class H Shares traded, as such weighted average price appears on the Bloomberg screen “Volume at Price” page for Class H Shares when observed at 5:00 p.m., Eastern Time, on such trading day, or if not reported thereon, another authoritative source).

                      (h)   Miscellaneous.

                                   (1)    If any Series B Preferred Stock shall cease to be outstanding for any reason, such shares shall be retired and thereupon restored to the status of authorized but unissued shares of Preferred Stock, par value $0.10 per share, of the Corporation undesignated as to series.

                                   (2)    Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of the Series B Preferred Stock and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the holders of such shares shall look only to the general funds of the Corporation for the payment thereof.  Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

                                   (3)    The issuance of certificates for shares of Class B Common Stock upon conversion of Series B Preferred Stock shall be made without charge by the Corporation to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of such shares of Class B Common Stock.

                                   (4)    The Corporation shall not close its books against the transfer of shares of Series B Preferred Stock or of any Class B Common Stock issued or issuable upon conversion of Series B Preferred Stock.

                                   (5)    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Class B Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock.  All such shares of Class B Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable.  The Corporation shall not take any action which would cause the number of such authorized but unissued shares of Class B Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred Stock.

          Section 10.   Common Stock and Class B Common Stock.  The Common Stock and the Class B Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Section 10.  The relative rights, privileges and restrictions of the shares of each class are as follows:

                      (a)   Dividends.  The Board of Directors may, in its sole discretion, declare dividends payable exclusively to the holders of Common Stock, exclusively to the holders of Class B Common Stock or to the holders of both such classes in equal or unequal amounts, notwithstanding the amount of prior dividends declared on each class or any other factor.

                      (b)   Conversion Upon Transfer of Common Stock.  In the event that GM transfers any outstanding shares of Common Stock to any other person (any such transfer by GM, a “Common Stock Conversion Event”), including, without limitation, to any subsidiary of GM, the shares of Common Stock transferred by GM shall convert automatically, upon and as of the time of such transfer and without further act on any person’s part, into an equal number of shares of

Class B Common Stock.  Any and all stock certificates formerly representing the shares of Common Stock so converted shall thereupon and thereafter be deemed to represent the number of shares of Class B Common Stock into which such shares of Common Stock have been converted.  Immediately upon a Common Stock Conversion Event, the shares of Common Stock so converted shall cease to be outstanding.  The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Class B Common Stock upon surrender of certificates formerly representing shares of Common Stock.  The Corporation may not defer the payment of dividends, the voting or the exercise or receipt of any other right or privilege with respect to shares of Class B Common Stock into which shares of Common Stock shall have been converted pursuant to this Section 10(b) until, or make such dividend payments, voting or other rights or privileges contingent upon, the surrender of such certificates formerly representing such shares of Common Stock.  With respect to any Common Stock Conversion Event:

                                   (1)    The issuance of certificates for shares of Class B Common Stock upon conversion of Common Stock shall be made without charge by the Corporation to the holders of such Class B Common Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of such shares of Class B Common Stock.

                                   (2)    The Corporation shall not close its books against the transfer of shares of Common Stock or of any Class B Common Stock issued or issuable upon conversion of Common Stock.

                                   (3)    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of issuance upon the conversion of the Common Stock, such number of shares of Class B Common Stock issuable upon the conversion of all outstanding Common Stock.  All such shares of Class B Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable.  The Corporation shall not take any action which would cause the number of such authorized but unissued shares of Class B Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Common Stock.

          Section 11.   Severability of Provisions.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

          Section 12.   Definitions.  For purposes of the Series A Preferred Stock and the Series B Preferred Stock, the term “Business Day” shall mean any day other than a Saturday or Sunday or any other day on which banks in the State of New York or the State of California are authorized or required by law or executive order to close.  For purposes of this Certificate of Incorporation, the term “person” shall mean an individual, a partnership, a corporation (including the Corporation), a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          Section 13.   Miscellaneous.

                      (a)   All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Article) with postage prepaid, addressed: if to the Corporation, to its offices at 200 North Sepulveda Boulevard, El Segundo, California  90245 (Attention: Secretary), or to the transfer agent for the Common Stock, Class B Common Stock, Series A Preferred Stock or Series B Preferred Stock, as applicable, as provided by Section 13(d) below, or other agent of the Corporation designated as permitted by this Article, or, if to any holder of the Series A Preferred Stock or Series B Preferred Stock, as applicable, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Common Stock, Class B Common Stock, Series A Preferred Stock or Series B Preferred Stock, as applicable, if appropriate), or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

                      (b)   In the event a holder of Series A Preferred Stock shall not by written notice designate the name to whom payment upon redemption of Series A Preferred Stock should be made or the address to which the certificate or certificates representing, or other evidence of ownership of, such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such Series A Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

                      (c)   Subject to Section 9(c) of this Article IV, all payments in the form of dividends and distributions upon any Liquidation or otherwise made upon the Series A Preferred Stock, Series B Preferred Stock and any other shares of stock ranking on a parity with the Series A Preferred Stock and Series B Preferred Stock with respect to such dividend or distribution shall be made pro rata, so that amounts paid per share on the Series A Preferred Stock and such other shares of stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, payable per share on the Series A Preferred Stock, Series B Preferred Stock and such other shares of stock bear to each other.

                      (d)   The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Common Stock, Class B Common Stock, Series A Preferred Stock and the Series B Preferred Stock.  Initially, the Secretary of the Corporation shall serve as the transfer agent, registrar and dividend disbursing agent, as applicable, for the Common Stock, Class B Common Stock, Series A Preferred Stock and the Series B Preferred Stock.  With respect to any conversion of shares of Series B Preferred Stock or Common Stock into shares of Class B

Common Stock that is deemed to be effectuated pursuant to the terms of this Certificate of Incorporation (including pursuant to Sections 9(f)(1), 9(f)(2) or 10(b) of this Article IV, as applicable), the Secretary of Hughes, as the stock transfer agent and registrar, shall (and the Corporation shall cause any other person that the Corporation may appoint as a stock transfer agent and registrar to) record each such conversion on the stock transfer books and records of the Corporation at and as of the time that such conversion is deemed effective pursuant to the terms of this Certificate of Incorporation.

                      (e)   Shares of Common Stock, Class B Common Stock, Series A Preferred Stock and Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to have the benefit of all rights of holders of shares of Common Stock, Class B Common Stock, Series A Preferred Stock or Series B Preferred Stock, respectively.  Any reference herein to shares of Common Stock, Class B Common Stock, Series A Preferred Stock or Series B Preferred Stock shall be deemed also to refer to fractions of shares of Common Stock, Class B Common Stock, Series A Preferred Stock or Series B Preferred Stock , respectively.

ARTICLE V

BY-LAWS

          The Board of Directors of the Corporation is expressly authorized to make, alter or repeal by-laws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

ARTICLE VI

DIRECTORS

          Section 1.   Elections.  Elections of directors need not be by written ballot except and to the extent provided by the by-laws of the Corporation.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

          Section 1.   Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, including any appeal (hereinafter a "proceeding"), by reason of the fact that such person (or a person of whom such person is the legal representative) is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request or for the benefit of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations, whether the basis of such claim or proceeding is any actual or alleged action or omission in any such capacity or otherwise as a result of serving in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent from time to time permitted by the DGCL against all expense and liability (including without limitation, attorneys’ fees and disbursements, court costs, damages, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith and such indemnification may continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and may inure to the benefit of such person’s heirs, executors and administrators. The Corporation, by provisions in its Bylaws or by agreement, may accord to any current or former director, officer, employee or agent of the Corporation the right to, or regulate the manner of providing to any current or former director, officer, employee or agent of the Corporation, indemnification to the extent permitted by law.

          Section 2.   Advance of Expenses.  The Corporation to the fullest extent permitted by the DGCL shall advance to any person who is or was a director or officer of the Corporation (or to the legal representative thereof) any and all expenses (including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of any proceeding to which such person (or a person of whom such person is a legal representative) is made a party or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations; provided, however, that, to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this Section (2) or otherwise. The Corporation by provisions in its Bylaws or by agreement may accord any current or former director, officer, employee or agent of the Corporation the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by law.

          Section 3.   Right of Claimant to Bring Suit.  If a claim under section (1) or (2) of this Article Seventh is not paid in full by the Corporation within 60 calendar days after a written claim therefor has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also to the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          Section 4.   Non-Exclusivity of Rights.  Any right to indemnification and advancement of expenses conferred as permitted by this Article Seventh shall not be exclusive of any other right which any person may have or hereafter acquire under any statute (including the DGCL), any other provision of the certificate of incorporation of the Corporation, any agreement, any vote of stockholders or the Board of Directors or otherwise.

          Section 5.   Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

          Section 6.   Severability.  If any provision of this Article shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever:  (1) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article (including, without limitation, each portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (2) to the fullest extent possible, the provisions of this Article (including, without limitation, each such portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

          Section 7.   Limited Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability imposed by law (as in effect from time to time) (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor the repeal of this Article Seventh shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Seventh would accrue or arise, prior to such amendment or repeal.

          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by Jan Williamson, Secretary, the Corporation’s authorized officer, this 21st day of June 2002.

HUGHES ELECTRONICS CORPORATION

/s/ JAN WILLIAMSON

By:	Jan Williamson
Title:	Secretary